10 August 2009

THE BOARD OF DIRECTORS OF
SAMSON OIL & GAS LIMITED
Level 36 Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000

Gentlemen:

We have acted as counsel to Samson Oil & Gas Limited, a company organized under the laws of Western Australia (the “Company”). This opinion is being delivered in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale from time to time of up to US$50,000,000 aggregate principal amount of (i) ordinary shares, no par value, in the form of ordinary shares or American Depositary Shares (the “Ordinary Shares”), (ii)  warrants for the purchase of Ordinary Shares (“Warrants”), (iii) rights to purchase Ordinary Shares (“Ordinary Share Purchase Rights”) and (iv) convertible senior debt securities and/or subordinated debt securities, which may or may not be guaranteed by the Company (collectively, “Debt Securities,” which together with the Ordinary Shares, Warrants and Ordinary Share Purchase Rights are each referred to herein as a “Security” and collectively, the “Securities”).

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto and we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are legal practitioners admitted to practice in the State of Western Australia.  Our examination of matters of law in connection with the opinions issued herein has been limited to, and accordingly our opinions herein are limited to, the laws of Western Australia.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.
With respect to each of the Ordinary Shares, when (i) the Board of Directors of the Company or a committee thereof properly empowered (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Ordinary Shares and related matters, and (ii) holding statements in respect of the Ordinary Shares have been duly delivered (a) for consideration approved by the Board or (b) upon consideration by way of conversion or exercise of any other Security issued by the Company in accordance with the terms of such Security, or the instrument governing such Security, providing for such conversion or exercise as approved by the Board, the Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable. By “nonassessable” we mean that the potential liability of holders of the Ordinary Shares is limited to the amount the holders paid for the shares and that the holders may not be charged or assessed additional amounts by the Company or the Company’s creditors to pay for the Company’s debts.

10 August 2009
2.
With respect to the Ordinary Share Purchase Rights, when (i) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Ordinary Share Purchase Rights and related matters, including the adoption of resolutions establishing the terms of the Ordinary Share Purchase Rights and (ii) certificates representing the Ordinary Share Purchase Rights have been duly executed, countersigned, registered and delivered (if required) for consideration approved by the Board, the Ordinary Share Purchase Rights will be valid and binding obligations of the Company.

3.
With respect to the Warrants, when (i) the Board has taken all necessary corporate action to approve and enter into one or more relevant warrant agreements or amendments or supplements thereto, as described in the Registration Statement, as amended or supplemented, or any prospectus or prospectus supplement and pursuant thereto, approve the issuance and terms of the Warrants, the terms of the offering thereof and related matters, including the adoption of resolutions establishing the terms of such Warrants and (ii) certificates representing the Warrants have been duly executed, countersigned, registered and delivered (if required) for consideration approved by the Board, the Warrants will be valid and binding obligations of the Company.

4.
With respect to the Debt Securities, when (i) the Board has taken all necessary corporate action to approve and enter into one or more relevant indentures or amendments or supplements thereto, as described in the Registration Statement, as amended or supplemented, or any prospectus or prospectus supplement and pursuant thereto, approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters, including the adoption of resolutions establishing the terms of such Debt Securities and (ii) certificates representing the Debt Securities have been duly executed, countersigned, registered and delivered (if required) for consideration approved by the Board, the Debt Securities will be valid and binding obligations of the Company.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matters or document not referred to herein.  In particular (but without limiting the generality of the foregoing), no opinion is expressed as to what further documentation may need to be entered into, or what other requirements may need to be complied with, to permit an offering of the Securities in Australia or any other jurisdiction. This opinion is governed by and shall be construed in accordance with the laws of Western Australia.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus constituting a part thereof, as the attorneys who will pass upon Australian legal matters in connection with the issuance of any Securities.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission relating thereto.

10 August 2009

Yours faithfully

/s/ Minter Ellison

MINTER ELLISON

10 August 2009

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	Such constating documents and corporate records as deemed necessary;

2.	The Registration Statement; and

3.	Such other documents as we have considered necessary for the purposes of rendering this opinion.

10 August 2009

SCHEDULE 2

ASSUMPTIONS

This opinion is given based upon the following assumptions:

1.	Payment in full for the Securities will be received by the Company.

2.	The Constitution of the Company reviewed by us is the Constitution of the Company in force at the date hereof.

3.
The copies of such constating documents and corporate records as deemed necessary of the Company examined by us at its registered office are complete and accurate and constitute a complete and accurate record of the business transacted by the Company.